Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                         TEL: (617) 995-2500   FAX: (617) 995-2510

Contacts

For Investors:	For Media:
Carol Hausner	Tony Loke
Executive Director, Investor Relations and Corporate Communications	Rx Communications Group, LLC Tel: (917) 322-2164
Tel: (617) 995-2500 info@immunogen.com	tloke@rxir.com

FOR IMMEDIATE RELEASE

ImmunoGen, Inc. Announces Departure of Chief Financial Officer

CAMBRIDGE, MA, January 7, 2005 – ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted anticancer products, today announced the departure of Christopher U. Missling, PhD, Chief Financial Officer and Vice President, Finance and Treasurer, to pursue other interests.

Karleen M. Oberton, ImmunoGen’s Senior Corporate Controller, will serve as the Company’s principal financial and accounting officer while ImmunoGen conducts a search for a new Chief Financial Officer. Ms. Oberton joined ImmunoGen as Corporate Controller in February, 2004. Prior to ImmunoGen, Ms. Oberton held positions of increasing responsibility at Ernst & Young, LLP, and Arthur Andersen, LLP, which she joined in 1991. Ms. Oberton is a Certified Public Accountant.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses cancer-targeting engineered antibodies to deliver a potent cell-killing agent specifically to cancer cells. ImmunoGen is advancing its wholly-owned TAP compounds, huN901-DM1 and huC242-DM4. Centocor, a wholly-owned subsidiary of Johnson & Johnson, Biogen Idec, Genentech, sanofi-aventis, Millennium Pharmaceuticals, Inc., Boehringer Ingelheim, and Abgenix have licensed the right to develop or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis. Please visit www.immunogen.com for additional information on ImmunoGen.

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